Gentor Resources, Inc.

PRESS RELEASE

Gentor Stock Option Grant

Toronto, Canada – December 14, 2011 - Gentor Resources, Inc. (“Gentor” or the “Company”) (TSX-V – “GNT” & OTCQB – “GNTO”) announces that it has granted to an officer of the Company, pursuant to the terms of the Company's stock option plan, 100,000 stock options, each such stock option entitling the holder to purchase one common share of the Company at a price of Cdn$1.24 for a period of five years, subject to receipt of certain TSX Venture Exchange and shareholder approvals.

These securities have not been and will not be registered under the United States Securities Act of 1933, as amended, (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States or to U.S. Persons.

About Gentor

Gentor is a mineral exploration company whose projects include copper and gold properties in the Sultanate of Oman and a molybdenum-tungsten-silver property in East Central Idaho, U.S.  The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman.  In Oman, Gentor is partnered with Al Fairuz Mining Company LLC on its Block 5 exploration tenement and Al Zuhra Mining Company LLC on Block 6.

For further information, please visit our website at www.gentorresources.com, or contact: Dr. Peter Ruxton, President & CEO, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice President, Toronto, Ontario, Tel: + 1 (416) 366 2221 or + 1 (800) 714 7938.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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